Exhibit 5(b)

[Letterhead of Morris, Nichols, Arsht & Tunnell LLP]

April 23, 2007

Merrill Lynch Capital Trust II

c/o Merrill Lynch & Co., Inc.

4 World Financial Center

New York, NY 10080

Re:	Merrill Lynch Capital Trust II

Ladies and Gentlemen:

We have acted as special Delaware counsel to Merrill Lynch Capital Trust II, a Delaware statutory trust (the “Trust”), in connection with certain matters of Delaware law relating to the formation of the Trust and the proposed issuance of the Trust Preferred Securities (the “Capital Securities”) thereof to beneficial owners pursuant to and as described in Post Effective Amendment No. 2 (and the prospectus forming a part thereof) to Registration Statement No. 333-132911 to be filed with the Securities and Exchange Commission by Merrill Lynch & Co., Inc. and the Trust on or about the date hereof (the “Registration Statement”). Capitalized terms used herein and not otherwise herein defined are used as defined in the form of Amended and Restated Trust Agreement filed as an exhibit to the Registration Statement (the “Form Amended and Restated Trust Agreement”).

In rendering this opinion, we have examined copies of the following documents in the forms provided to us: the Certificate of Trust of the Trust as filed in the Office of the Secretary of State of the State of Delaware (the “State Office”) on April 19, 2007 (the “Trust Certificate”); the Trust Agreement of the Trust dated as of April 19, 2007 (the “Original Governing Instrument); the Form Amended and Restated Trust Agreement; the Registration Statement; and a certification of good standing of the Trust obtained as of a recent date from the State Office. In such examinations, we have assumed the genuineness of all signatures, the conformity to original documents of all documents submitted to us as drafts or copies or forms of documents to be executed and the legal capacity of natural persons to complete the execution of documents. We have further assumed for purposes of this opinion: (i) the due formation or organization, valid existence and good standing of each entity that is a party to any of the documents reviewed by us under the laws of the jurisdiction of its respective formation or organization; (ii) the due authorization, execution and delivery by, or on behalf of, each of the parties thereto of the above-referenced documents (including, without limitation, the due

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April 23, 2007

authorization, execution and delivery of an amended and restated trust agreement of the Trust in the form of the Form Amended and Restated Trust Agreement (completed, as necessary, to be in final form) (the “Governing Instrument”), prior to the first issuance of Capital Securities); (iii) that the Capital Securities will be offered and sold pursuant to the prospectus forming a part of the Registration Statement and a prospectus supplement thereto (collectively, the “Prospectus”) that will be consistent with, and accurately describe, the terms of the Governing Instrument and all other relevant documents; (iv) that no event has occurred subsequent to the filing of the Trust Certificate, or will occur prior to the issuance of the Capital Securities, that would cause a dissolution or liquidation of the Trust under the Original Governing Instrument or the Governing Instrument; (v) that the activities of the Trust have been and will be conducted in accordance with the Original Governing Instrument or the Governing Instrument, as applicable, and the Delaware Statutory Trust Act, 12 Del. C. §§ 3801 et seq. (the “Delaware Act”); (vi) that prior to the first issuance of Capital Securities by the Trust, payment of the required consideration therefor will have been made in accordance with the terms and conditions of the Governing Instrument and as described in the Prospectus, and that the Capital Securities are otherwise issued and sold in accordance with the terms, conditions, requirements and procedures set forth in the Governing Instrument and as described in the Prospectus; and (vii) that the documents examined by us express the entire understanding of the parties thereto with respect to the subject matter thereof and have not been, and, prior to the issuance of the Capital Securities, will not be, amended, supplemented or otherwise modified, except as herein referenced. We have not reviewed any documents other than those identified above in connection with this opinion, and we have assumed that there are no other documents that are contrary to or inconsistent with the opinion expressed herein. No opinion is expressed with respect to the requirements of, or compliance with, federal or state securities or blue sky laws. We express no opinion as to, and assume no responsibility for, the Registration Statement or any other offering materials relating to the Capital Securities offered by the Trust. As to any fact material to our opinion, other than those assumed, we have relied without independent investigation on the above-referenced documents and on the accuracy, as of the date hereof, of the matters therein contained.

Based on and subject to the foregoing, and limited in all respects to matters of Delaware law, it is our opinion that the Capital Securities, upon issuance, will constitute validly issued and, subject to the terms of the Governing Instrument, fully paid and nonassessable beneficial interests in the assets of the Trust.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the use of our name wherever appearing in the Registration Statement and any amendment thereto. In giving this consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder. This opinion speaks only as of the date hereof and is based on our understandings and assumptions as to present facts, and on our review of the above-referenced documents and the application of Delaware law as the same exist as of the date hereof, and we undertake no

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obligation to update or supplement this opinion after the date hereof for the benefit of any person or entity with respect to any facts or circumstances that may hereafter come to our attention or any changes in facts or law that may hereafter occur or take effect.

Very truly yours,

MORRIS, NICHOLS, ARSHT & TUNNELL LLP

/s/ Louis G. Hering